Exhibit 5

LAW OFFICES
LIPPENBERGER, THOMPSON, WELCH, SOROKO & GILBERT LLP
201 TAMAL VISTA BLVD.
CORTE MADERA, CA  94925
(415)  927-5200
FACSIMILE
RICHARD S. SOROKO	(415) 927-5210
email: rsoroko@LTWS.com

SAN FRANCISCO OFFICE
(415) 262-1200

June 28, 2010

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Re:	BioTime, Inc.
Registration Statement on Form S-3

Ladies/Gentlemen:

We are counsel to BioTime, Inc. ("BioTime") in connection with the offer and sale of the following common shares, no par value (the “Shares”), and warrants to purchase Shares (the “Warrants”):  (a) 1,383,400 outstanding Shares being registered for the account of certain selling security holders, (b) 300,000 outstanding Warrants being registered for the account of certain selling security holders, and (c) 300,000 Shares issuable upon the exercise of outstanding Warrants.  The offer and sale of the Shares and Warrants is being registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-3 (the “Registration Statement”).

We are of the opinion that:

1.           The outstanding Shares included in the Registration Statement are legally and validly issued and outstanding, fully paid and nonassessable, and the outstanding Warrants are legally and validly issued and outstanding and constitute binding obligations of BioTime, enforceable in accordance with their terms.

2.           When Shares are issued and sold upon the exercise of the Warrants in accordance with the terms of the Warrants and the Warrant Agreement governing the Warrants, the Shares so issued will be legally and validly issued and outstanding, fully paid and nonassessable.

Securities and Exchange Commission
June 28, 2010

The foregoing opinion is limited to the laws of the State of California and the Federal laws of the United States of America.

We hereby consent to the use of our opinion in the Registration Statement.

Very truly yours,

Lippenberger, Thompson, Welch, Soroko & Gilbert LLP